RESOLUTIONS OF THE BOARD REGARDING
                   APPROVAL OF RENEWAL OF JOINT FIDELITY BOND

RESOLVED:    That, the managers (the "Managers"),  including all of the Managers who are not  "interested  persons,"  as defined  by the  Investment
             Company Act of 1940,  as amended  (the "1940  Act"),  of  Excelsior
             Directional  Hedge Fund of Funds (TI), LLC,  Excelsior  Directional
             Hedge Fund of Funds (TE), LLC and Excelsior  Directional Hedge Fund
             of Funds Master Fund, LLC (collectively,  the "Directional  Funds")
             (the  "Independent  Managers"),  hereby  ratify the  renewal of the fidelity bond (the  "Fidelity  Bond")  issued by Federal  Insurance
             Company  and  maintained  jointly  by  the  Directional  Funds  and
             Excelsior  Directional Hedge Fund of Funds, Ltd.; Excelsior Private
             Equity  Fund  II,  Inc.;   Excelsior  Venture  Partners  III,  LLC;
             Excelsior  Venture  Investors III, LLC;  Excelsior  Absolute Return
             Fund of Funds, LLC;  Excelsior Absolute Return Fund of Funds Master
             Fund, LLC; Excelsior Absolute Return Fund of Funds, Ltd.; Excelsior
             Buyout   Investors,   LLC;  and  Excelsior  Buyout  Partners,   LLC
             (collectively the "Other Insureds") in the amount of $3,500,000 and determine, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Fidelity Bond, which provides joint fidelity coverage to the Directional Funds and the Other Insureds, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Directional Funds and the Other Insureds, the type and terms of the arrangements for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Directional Funds and the Other Insureds.

RESOLVED:    That,  the  Managers,  including all of the  Independent  Managers, hereby: (i) authorize the Directional Funds to share in the payment of the annual premium of $29,600 applicable to the Fidelity Bond in the amount of $12,224.48, determined based upon the relative total assets of the Directional Funds and the Other Insureds; and (ii) determine that the portion of the premium to be paid by the Directional Funds is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of other parties named as insureds, the nature of their business activities, the amount of coverage under the Fidelity
             Bond, the amount of the premium for the Fidelity Bond, the ratable allocation of the premium among all parties named as insureds, and the extent to which the share of the premium allocated to the Directional Funds is less than the premium the Directional Funds would have had to pay if it had provided and maintained a single insured bond.


RESOLVED:    That,  in the event the amount of the Fidelity  Bond is required in the future to be increased in order to satisfy the minimum  bonding requirements  of Rule 17g-1 under the 1940 Act, the proper officers of the Directional Funds be, and hereby is, authorized on behalf of the  Directional  Funds to increase the amount of the Fidelity Bond coverage  to comply  with such  requirements  and to  allocate  the
             additional   premium   payable  on  the  Fidelity  Bond  among  the
             Directional Funds and the Other Insureds based on the relative total assets of the Directional Funds and the Other Insureds determined as of the end of the month preceding the effective date of the change in coverage.

RESOLVED:    That,  the Joint  Insured  Fidelity  Bond  Agreement  currently  in existence among the Directional Funds and the Other Insureds, shall continue to define certain rights and responsibilities of the insureds with respect to the Fidelity Bond and the sharing of recoveries thereunder in the event of a loss incurred by two or more of the named insureds.

RESOLVED:    That,  Steven L. Suss,  be, and hereby is,  designated  to make all filings with the Securities and Exchange Commission and to give all notices on behalf of the Directional Funds required by paragraph
             (g) of Rule 17g-1 under the 1940 Act.